Exhibit 99.1

CTG

Q1 2013 Earnings Conference Call

Jim Culligan

Thank you,                     , and good morning everyone. We certainly appreciate your time and your interest in CTG. On the call today, we have CTG’s Chief Executive Officer, Jim Boldt, and Brendan Harrington, Senior Vice President and Chief Financial Officer. Jim and Brendan are going to review the results for the first quarter of 2013 and then update you on the Company’s strategy and outlook. We’ll follow with an opportunity for Q&A. If you don’t have the news release discussing our financial results, you can access it at the Company’s website at www.ctg.com.

Before we begin, I want to mention that statements in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations, and predictions for the future are forward-looking statements. It’s important to note that the Company’s actual results could differ materially from those projected. Additional information concerning factors that could cause actual results to differ from those in the forward-looking statements is contained in our earnings release as well as in the Company’s SEC filings. You can find these at our website, or the SEC’s website at. Please review our forward-looking statements in conjunction with these precautionary factors. With that, I’d like to turn it over to Jim to begin the discussion.

Jim Boldt

Thanks Jim and good morning everyone, this is Jim Boldt. I want to thank you for joining us this morning for our first quarter earnings conference call. As you saw in our news release, we had a good first quarter with revenue increasing 5% over 2012 and earnings per share increasing 20%. Both revenue and earnings per share were at the midpoint of our guidance for the quarter. I am going to talk more about our results and what we see for the 2013 second quarter and the full year, but first I am going to ask Brendan to start us off with a review of our financial results. Brendan.

Brendan Harrington

Thanks Jim. Good morning everyone.

For the first quarter of 2013, CTG’s revenue was $108.5 million, an increase of $5.1 million or 5 percent compared with the first quarter of 2012. First quarter 2013 had 63 billing days, one less day than in the first quarter 2012.

Solutions revenue in the first quarter of 2013 increased $1.9 million or 4.7 percent compared to the first quarter 2012 and totaled $42.7 million. As a percentage of total revenue, solutions revenue was 39 percent approximately the same as a year ago. Staffing revenue in the quarter increased $3.2 million, or 5.1 percent, to $65.8 million.

First quarter revenue from IBM, our largest customer, was $28.9 million compared with $28.4 million in first quarter 2012. As a percent of total revenue, revenue from IBM decreased to 26.7 percent in the 2013 first quarter compared with 27.4 percent of total revenue in the 2012 first quarter. Our revenue from IBM in the quarter was negatively impacted by approximately $1.1 million when compared with the first quarter 2012 as a result of IBM’s spinoff of its retail business to another large company. Although this change lowered our revenue from IBM, the spin off did not have a negative impact on CTG’s overall revenue since we’ve retained the business with this new client.

Revenue from our European operations was $19.4 million, a 13 percent increase from the $17.2 million recorded in last year’s first quarter. The effect of foreign currency fluctuations during the first quarter of 2013 increased consolidated revenue by approximately $100,000. On a local currency basis, our European revenue increased by 12.2 percent compared with the 2012 first quarter. A portion of the increase was due to the acquisition in February of a Belgium based IT services firm.

Direct costs as a percentage of revenue were 79.2 percent in the first quarter compared with 78.9 percent in the first quarter of 2012. SG&A expenses as a percent of revenue decreased to 15.1 percent from 15.7 percent in the first quarter of 2012.

The billable travel expenses included in the first quarter 2013 revenue and direct costs were $3.1 million. The billable travel expenses for the first quarter 2012 totaled $3.2 million.

First quarter operating income grew to $6.2 million, an increase of approximately $600,000 or 10.4 percent year-over-year. Operating margin in the first quarter increased to 5.7 percent of revenue, a 30 basis point improvement from last year’s 5.4 percent. The year-over-year increases in operating income and margin were due primarily to the increase in the higher margin business in our sales mix and the additional operating leverage. Operating margin declined 20 basis points compared with the fourth quarter of 2012 due to the ending of two EMR projects, the delayed start of three new EMR projects and due to increased revenue from the staffing business.

Net income in the first quarter was $4.1 million, an increase of $700,000 or 20.7 percent compared to the first quarter 2012. On a per diluted share basis, net income was 24 cents for the quarter, an increase of 20 percent compared to the first quarter of 2012.

The tax rate for the 2013 first quarter was 33 percent compared with 39 percent in the 2012 first quarter. The lower tax rate for the quarter is primarily the result of the 2012 research and development credit which was retroactively passed in January 2013. We expect the tax rate for the full year 2013 to be between 37 and 39 percent compared to 38.4 percent for 2012, excluding the effect of approximately $1.3 million of non-taxable insurance proceeds received in the second and fourth quarters of 2012.

Both the 2013 and 2012 first quarter results include equity compensation expense of approximately $0.02 per diluted share, net of tax.

Our headcount at the end of the first quarter was 4,000, an increase of 100 people, or 3 percent, compared to the end of the fourth quarter 2012. Of the 4,000 employees at the end of first quarter 2013, 91 percent were billable resources.

At the end of the first quarter 2013, we had no debt and $30.7 million of cash on the balance sheet compared to $19.3 million of cash at the end of first quarter 2012. Both the first quarter of 2013 and 2012 ended on a U. S. biweekly payroll date.

Our day’s sales outstanding was 61 days at the end of first quarter 2013, the same as at the end of first quarter 2012. Our cash used in operations in the first quarter of 2013 was approximately $7.1 million as compared with approximately $2.4 million in the first quarter of 2012. In the quarter, we had $675,000 in capital expenditures and recorded depreciation expense of $631,000.

We did not repurchase any shares of CTG common stock during the first quarter of 2013. During this most recent self imposed black out period, we repurchased 48,000 shares of CTG stock. As of today our repurchase authorization is for approximately 490,000 shares. As it remains accretive to our earnings, we intend to continue our repurchase program during 2013. Jim

Jim Boldt

Thanks Brendan.

In aggregate our solutions business, which is significantly more profitable than our staffing business, increased by 5% in the first quarter of 2013. The solutions business was 39% of our total revenue in the first quarter.

On our conference call at the end of February, we mentioned we had received two RFPs for electronic medical record projects for which the hospitals had not decided what IT services firms would be awarded those projects. We received one new RFP for an EMR project in the last two months. We are still waiting on a decision on all three RFPs as to what IT Services firm will be chosen for these projects.

When we started the first quarter of 2013 we had 17 active EMR projects. During the first quarter, two projects ended in the early part of the quarter. Therefore, at the end of the first quarter of 2013 we had 15 active EMR projects.

While we reported on our last conference call that we had been notified that we had won three new EMR projects, the starts on these projects were delayed. These three projects will become active and ramp up staffing during the second quarter of 2013. This delay caused our EMR revenue to be flat when compared to the first quarter of last year. While having people on the bench between engagements is a normal part of the solutions business, this has not happened in our EMR business in several years and limited our EMR revenue growth in the first quarter.

While we still have more reqs than we can find staff for, the skill sets and geography for a particular opportunity do not always match and that combined with a very competitive market for health IT consultants continues to constrain our growth potential.

As we look to the second quarter of the year while we know that we have three new EMR projects ramping up, we also know that we will have projects come to an end. In our recent conference calls, we began to tell you that the EMR business would start to change in 2013. We expect there will be more starts of EMR implementations at the largest hospital systems in the country this year. We also mentioned on our last call that one of the two systems we had bid on that had not picked an IT Services company has approximately 5,000 beds, significantly more than our average client. While we think we are in a good position to get some of that work, the timing of starting that project has been delayed and we currently think that the project will begin to ramp up in the third quarter of the year. Also, the very significant system we previously have talked about that was originally expected to start in the first quarter of 2013 has also been delayed. We now think that it will not begin to ramp up until the third quarter of the year.

Long-term we still see a tremendous opportunity for growth in our EMR business. There are still 1,000 to 2,000 hospital bed systems EMR projects that we are pursuing. In addition, the very large systems’ EMR projects have to eventually start up. Further, there has been very little work done on the small hospitals in the US. In order to achieve the kind of savings that the US federal government has projected, the healthcare system is going to have to exchange health records and that means that the Health Information Exchanges, or HIEs, will continue to be built. And finally, we believe that European hospitals will ultimately install US software, and that will likely create EMR work for CTG for another decade given our recent acquisition in Europe of eTrinity. Given the work that still needs to be done I think you can see why we remain optimistic for the long-term growth potential for our EMR business.

Fortunately for CTG, EMRs are not our only healthcare offerings and our acquisition of eTrinity and our other healthcare offerings caused our healthcare business to grow in the first quarter of 2013. As you saw in our press release, we began our first ICD-10 remediation project for a hospital system in the first quarter. That project will continue to ramp up and should be fully staffed before the end of the second quarter.

We are starting two new healthcare outsourcing engagements at the beginning of the second quarter of 2013. In the first quarter of 2013 our saas offerings increased our revenue by approximately one million dollars and our EPS by two cents over the first quarter of last year. Most notably, we have recently signed an agreement with another payer for our fraud, waste and abuse offering. In addition to this engagement we anticipate closing at least one additional fraud, waste and abuse engagement in 2013. Based upon new business, we now anticipate that our saas offerings will increase our earnings per share at the mid-point of our guidance by approximately fifteen cents per share in 2013 versus the eight cents per share increase that we discussed on our last call. As we signed this new engagement in April we expect that the vast majority of the incremental seven cents will accrue to the latter part of the year and should offset the impact of the delay in EMR project starts.

Having covered healthcare, I would also like to talk about the other three vertical markets on which we focus. Our technology service provider market, which is all staffing business, was flat in the first quarter when compared to the first quarter of last year. Our financial services vertical had an excellent first quarter. Most of the revenue gain in financial services came from our European operations. Our energy business revenue was flat when compared to the first quarter of 2012.

Turning to our staffing business its revenue was up 5% when you compare the first quarter of 2013 to the first quarter of 2012. That is more of an increase than we were expecting and reflects higher client demand attributable to the improving economy.

If I had to sum up the recent changes in our business in one paragraph I would say that EMR project delays are limiting the growth of our healthcare business. That impact is being offset by stronger demand for our staffing business and increased profitability from our saas offerings.

Looking to the second quarter of 2013, we are forecasting total revenue to be in the range of $111 to $113 million or a 5% increase at the mid-point of our guidance over last year’s second quarter. We are forecasting earnings per share in the second quarter of 2013 to be in the range of 23 to 25 cents per diluted share, or a 9% increase over 2012 at the mid-point of our guidance when you exclude the insurance gain from the second quarter of 2012 earnings.

For the 2013 full year, we continue to expect a revenue range of $450 to $460 million or a 7% increase at the mid-point of our guidance over 2012. Based upon our revenue forecast and the anticipated mix of business, we continue to expect 2013 net income per diluted share to be in the range of $1.02 to $1.12 or a 22% increase from 2012 at the mid-point of our guidance, excluding the gains from life insurance proceeds in 2012.

We thought it would be helpful to briefly share our thinking on how we set our recent guidance for the year. First, we think our healthcare business will grow by approximately 12% in 2013 with more of the growth coming in the second half of the year.

For our non-healthcare solutions business we are projecting a revenue increase of approximately 10% in 2013.

We are forecasting a 3% increase in our staffing business in 2013.

We are very optimistic about CTG’s growth going forward. Our staffing business is improving and will continue to do so as the global economy improves.

While going through a transition period we expect our US healthcare business to continue to grow, particularly when some of the larger hospital systems begin their EMR projects. With the recent acquisition of eTrinity, a Benelux health IT consulting firm, we have positioned CTG to participate in the adoption of US packaged software by European hospitals We have been working on approximately a half dozen betas with states and payers over the last twelve months for our fraud, waste and abuse application. While these opportunities have a very long sales cycle, we are beginning to close some of those opportunities.

We are currently building out our IT medical management model for four more severe and chronic diseases. That means that by the end of 2013 the IT medical model will be capable of handling five of the ten chronic diseases that account for approximately 70% of all healthcare costs in the US.

We are also working with a client to combine genomic sequencing with electronic medical records. This will be only the third time that we know of that this combination has been done. This work will position CTG with one of the first of its kind cutting edge offering in the genomic science field.

We think that if you look at how well CTG is positioned in healthcare, the world’s fastest growing industry, you can see why we continue to be confident in our future growth opportunities.

With that, I’d like to open the call to questions if there are any. Operator, if you would please manage our question and answer period.

We expect another year of double-digit earnings growth for CTG, our seventh out of the last eight years. CTG is firmly established in healthcare, one of the fastest growing major U.S. industries. We have offerings for electronic medical records; fraud, waste and abuse; ICD-10 conversions; accountable care organizations; genomic sequencing and IT-driven medical management models for chronic diseases, all of which are expected to be in strong demand for several years. As such, we remain very excited about CTG’s future growth prospects.

I would like to thank you for your continued support and for joining us this morning. Have a great day.